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                                    FORM OF
                                  AMENDMENT TO
                          EXECUTIVE SEVERANCE AGREEMENT


A. The Executive Severance Agreement dated _________________, 199__, by and between Wyman-Gordon Company, a Massachusetts corporation (the "Company") and ___________________________ (the "Executive") is hereby amended by adding the following Section 2.5 at the end of Article II:

                  "Section 2.5. SUPPLEMENTAL RETIREMENT PLAN FOR SENIOR EXECUTIVES. If the Executive incurs a Qualifying Termination following a Change in Control that occurs on or before termination of this Agreement as provided in Section 6.1 hereof, the Executive's benefit under the Supplemental Retirement Plan for Senior Executives (the 'SERP') shall be calculated as if Executive had worked two (2) additional 'Years of Service' (as defined in the SERP) with 'Earnings' (as defined in the SERP) in the same amount that Executive received in the 12 consecutive months immediately prior to the Qualifying Termination (or the amount received in the 12 consecutive months immediately prior to the Change in Control, if greater)."

B. Except as amended herein, the Executive Severance Agreement is confirmed in all other respects.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ATTEST:                                 WYMAN-GORDON COMPANY



                                        By:
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                                            Title


ATTEST:



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